Exhibit 3.1

THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

JDS UNIPHASE CORPORATION

JDS Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is JDS Uniphase Corporation. The Corporation was originally incorporated under the name Uniphase Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 23, 1993.

2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Third Restated Certificate of Incorporation restates and integrates the provisions of the Corrected Second Restated Certificate of Incorporation of the Corporation and does not further amend the provisions of the Corporation’s Corrected Second Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate.

3. The text of the Third Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is JDS Uniphase Corporation.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have perpetual existence.

ARTICLE 4

4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One

Billion One Million (1,001,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001), and One Million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Pursuant to the authority conferred by Article 4 herein, the Board of Directors, upon its own prior approval, has designated the following series of Preferred Stock:

(i)	a series of Special Voting Stock for which a Certificate of Designation is attached hereto as Exhibit A and incorporated herein by reference, which Certificate of Designation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 28, 1999.

ARTICLE 5

5.1. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law. Commencing with the 2013 annual meeting of stockholders, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders, directors elected at the 2011 annual meeting of stockholders shall hold office until the 2014 annual meeting of stockholders, and directors elected at the 2012 annual meeting of stockholders shall hold office until the 2015 annual meeting of stockholders.

5.2. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the

Board of Directors or by the stockholders. Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy shall hold office until the unexpired portion of the term of the director whose place shall be vacant, and until his or her successor shall have been duly elected and qualified.

5.3. Additional Authority. Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

Stockholders of the Corporation shall take action by meetings held pursuant to this Restated Certificate of Incorporation and the Bylaws. Stockholders of the Corporation shall have no right to take any action by written consent without a meeting. Subject to the rights of the holders of any stock having a preference over the Common Stock as to the dividends or liquidation, special meetings of the stockholders shall be called only by the Board, the Chairman of the Board or the Chief Executive Officer. Stockholders shall not be permitted to call a special meeting or to require the Board to call a special meeting of stockholders. Meetings of stockholders may be held within or out of the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 7

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8

8.1. Limitation of Directors’ Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit.

8.2. Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

8.3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to the acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

UNIPHASE CORPORATION

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

SPECIAL VOTING STOCK

The undersigned officer of Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Company and by the Uniphase Merger Committee pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to authority conferred upon the Uniphase Merger Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, by Article III Section 9 of the Bylaws of the Company and by the resolutions of the Board of Directors set forth herein, at a meeting of the Board of Directors duly held on January 28, 1999 and by unanimous written consent of the Uniphase Merger Committee dated June 21, 1999:

1. The Board of Directors on January 28, 1999 adopted the following resolutions, among others, (a) authorizing the classification of the Special Voting Stock and the issuance of one share thereof (the “Special Voting Share”), and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such share, and (b) authorizing the Uniphase Merger Committee of the Board of Directors to act on behalf of the Board of Directors to review and approve certain matters in connection with the transactions contemplated by that certain Merger Agreement dated as of January 28, 1999, among the Company, 3506967 Canada Inc., and JDS FITEL Inc., as amended and restated (the “Merger Agreement”), which Merger Agreement, among other things, provides for the Special Voting Share:

“RESOLVED, that the classification of one share of the Company’s authorized shares of preferred stock as the Special Voting Share (as defined in the Merger Agreement) is hereby authorized and approved;

“RESOLVED, FURTHER, that any officer of the Company be, and each hereby is, authorized to take any and all action that such officer of the Company may deem necessary or desirable under applicable law, including, without limitation, the execution of one or more Certificates of Designation under Section 151 of the General Corporation Law of the State of Delaware, to create and issue one Special Voting Share of the Company, to have such rights, privileges, restrictions and conditions as are consistent with the terms of the Merger Documents and approved by the Uniphase Merger Committee, such share to be issued in consideration of $1.00, and upon receipt by the Company of such portion of the Merger Consideration, such Special Voting Share be issued to the Trustee, to be held and exercised by such Trustee as contemplated therein and by the terms of the Trust Agreement; and

1	EXHIBIT A

“RESOLVED, FURTHER, that a Committee (the “Uniphase Merger Committee”), consisting of Directors Kalkhoven, Kaplan and Lego, is hereby appointed to review and approve such matters in connection with the Transaction as the Uniphase Merger Committee and/or the Authorized Officers (as defined below) of this Company shall determine would otherwise require the review and approval of this Board of Directors as shall be reasonably required to; (i) cause the Company to perform its obligations under the Merger Documents and (ii) generally consummate the Merger Transaction in accordance with the Merger Agreement. Without limiting the powers of the Uniphase Merger Committee pursuant to the foregoing, the Uniphase Merger Committee shall have the authority to review and approve any alternative structure for the Merger Transaction, as contemplated by Section 5.11 of the Merger Agreement.”

2. The Uniphase Merger Committee of the Board of Directors, by unanimous written consent to corporate action dated June 21,1999 adopted the following resolution pursuant to authority conferred upon the Uniphase Merger Committee by the resolution of the Board of Directors set forth in paragraph 1:

“RESOLVED, that the Uniphase Merger Committee hereby fixes the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Special Voting Stock as follows:

“I. AUTHORIZED NUMBER AND DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as “Special Voting Stock, par value $0.001 per share” The number of shares constituting the Special Voting Stock shall be one (the “Special Voting Share”).

“II. DIVIDENDS. Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive Company dividends in its capacity as holder or owner thereof.

“III. VOTING RIGHTS. The holder of record of the Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Company at a Company meeting or in connection with a Company consent.

“IV. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Company available for distribution to the stockholders, an amount equal to $0.001 before any distribution is made on the common stock of the Company or any other stock ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

“V. RANKING. The Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and (ii) junior to any other class or series of capital stock of the Company.

“VI. REDEMPTION. The Special Voting Share shall not be subject to redemption, except that at such time as no exchangeable shares (“Exchangeable Shares”) of JDS Uniphase

2	EXHIBIT A

Canada Ltd. (other than Exchangeable Shares owned by the Company and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Company and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and canceled, for an amount equal to $0.001 due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Company, the Special Voting Share shall be deemed retired and canceled and may not be reissued.

“VIl. OTHER PROVISIONS. Pursuant to the terms of that certain Voting and Exchange Trust Agreement to be dated as of July 6,1999, by and between JDS Uniphase Canada Ltd., the Company, and CIBC Mellon Trust Company, as such agreement may be amended, modified or supplemented from time to time (the “Trust Agreement”):

(i) During the term of the Trust Agreement, the Company may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Special Voting Stock in addition to the Special Voting Share;

(ii) the Special Voting Share entitles the holder of record to a number of votes at meetings of holders of Company common shares equal to the number of Exchangeable Shares (as defined by the Trust Agreement) outstanding from time to time (other than the Exchangeable Shares held by the Company and its affiliates);

(iii) the Trustee (as defined by the Trust Agreement) shall exercise the votes held by the Special Voting Share pursuant to and in accordance with the Trust Agreement;

(iv) the voting rights attached to the Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

(v) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such Special Voting Share shall be as otherwise provided in the Trust Agreement.”

3	EXHIBIT A

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be been signed by Michael C. Phillips, its Senior Vice President, and attested by Anthony R. Muller, its Secretary, whereby said Secretary affirms, under penalties of perjury, that this Certificate of Designation is the act and deed of the Company and that the facts stated herein are true, this 28th day of June, 1999.

UNIPHASE CORPORATION

By:	/s/ Michael C. Phillips
Name:	Michael C. Phillips
Title:	Senior Vice President

Attest:

By:	/s/ Anthony R. Muller
Name:	Anthony R. Muller
Title:	Secretary

EXHIBIT A